First Amendment To Convertible Preferred Securities Agreement

This FIRST AMENDMENT TO CONVERTIBLE PREFERRED SECURITIES AGREEMENT (this “Agreement”), dated as of December 14, 2009, between Ecology Coatings, Inc., a corporation organized under the laws of the state of Nevada (the “Company”), and Equity 11, Ltd., a corporation organized under the laws of the state of Michigan (the “Purchaser”).

1.     The parties agree to amend Section 1.1 of the Agreement to provide the following:

Subject to the terms and conditions hereof, until the earlier to occur of June 15, 2010 or the acceptance by Company’s Board of Directors of an investment agreement with any third party for the investment in the Company of at least $3,000,000, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser at the Closings, 5% Convertible Preferred Shares, Series B, at a price per share of $1,000, convertible into common shares at the Conversion Price.

2.  In all other respects, the terms of the Agreement shall remain in full force and effect.

ECOLOGY COATINGS, INC.                                                                                    EQUITY 11, LTD.

BY:  /s/ Robert G. Crockett                                                                                        By:  /s/ J.B. Smith
Robert G. Crockett                                                                                                J.B. Smith

Its:  CEO                                                                                                                        Its:  Manager